Exhibit 99.1

NOVATEL WIRELESS ENTERS INTO AGREEMENT TO SELL ITS MOBILE

BROADBAND (MiFi®) BUSINESS FOR $50,000,000

San Diego – September 22, 2016 - Novatel Wireless (NASDAQ: MIFI), a leading global provider of software-as-a-service (SaaS) solutions for the Internet of Things (IoT), today announced that it has entered into an agreement with T.C.L. Industries Holdings, a Hong Kong company (“TCL”), whereby Novatel Wireless will sell to TCL its mobile broadband business (including its MiFi® branded hotspots and USB modem product lines) for a cash payment of US $50,000,000 payable at closing. The closing of the transaction is subject to the receipt of various regulatory authority approvals, as well as the approval of Novatel Wireless’s stockholders and convertible noteholders. The closing of the transaction is expected to occur in the first quarter of 2017.

“The sale of Novatel Wireless’ mobile broadband business to TCL is the most transformative event in Novatel Wireless’s history, and punctuates our period of metamorphosis,” said Sue Swenson, Chair of the Board and Chief Executive Officer of Novatel Wireless. Ms. Swenson added, “Upon the closing of the transaction with TCL, Novatel Wireless will no longer sell any products that it sold at the beginning of 2015. We will have transitioned the company from a hardware-only business with approximately 80% of revenues tied to one customer into a predominantly SaaS, services and solutions business with thousands of customers generating recurring revenues. Going forward, we will deepen our focus on our recurring revenue IoT solutions such as our Ctrack telematics solutions, including fleet management and asset tracking & monitoring, and our Feeney Wireless (“FW”) business connectivity solutions, such as our recently launched Ignite offering.”

As of June 30, 2016, Novatel Wireless had 557,000 subscribers for its Ctrack and FW SaaS and services solutions, including 389,000 subscribers to its Ctrack telematics products. After the closing of the transaction, Ctrack is expected to account for approximately 70% of total corporate revenue. Since acquiring Ctrack in October of 2015, the company’s subscriber growth has increased in each successive quarter, highlighted with a 24% annualized growth rate for its Ctrack fleet management subscribers in the second quarter of 2016. In connection with the sale of Novatel Wireless’s mobile broadband business to TCL, Novatel Wireless plans to create a new public holding company (“Newco”) and a new operating structure. The management of Novatel Wireless is currently considering several names and logos to be adopted by Newco going forward.

“The restructuring of the company’s various business units into a new public holding company with a new operating structure will enable us to streamline the infrastructure of the ongoing organization, make more efficient use of our existing management talent, and allow us to more closely track the performance of our various business units and support our business initiatives,” said Michael Newman, Chief Financial Officer of Novatel Wireless. “Commencing in the first quarter after the closing of the transaction with TCL, we estimate that Newco will be generating approximately $90 million in annualized revenues, with non-GAAP gross margin of more than 60% and adjusted EBITDA margin of approximately 10%,” added Mr. Newman.

Restructuring into New Public Holding Company

Novatel Wireless intends to undertake a holding company restructuring (the “Restructuring”), which will result in Newco, a newly-formed wholly-owned subsidiary of Novatel Wireless, owning all of the capital stock of Novatel Wireless. Pursuant to the proposed Restructuring, a newly-formed, direct, wholly-owned subsidiary of Newco and an indirect wholly-owned subsidiary of Novatel Wireless (“Merger Sub”) will be merged with and into Novatel Wireless, with Novatel Wireless surviving as a direct wholly-owned subsidiary of Newco. Each share of the common stock of Novatel Wireless issued and outstanding immediately prior to the merger of Novatel Wireless with Merger Sub will automatically convert into an equivalent corresponding share of the common stock of Newco, having the same designations, rights, privileges, qualifications and limitations as the corresponding share of Novatel Wireless common stock being converted. Accordingly, upon consummation of the Restructuring, Novatel Wireless’s current stockholders will become stockholders of Newco, and the current directors and senior executive management team of Novatel Wireless will be the directors and senior executive management team of Newco.

The stockholders of Novatel Wireless will not recognize any gain or loss for U.S. federal income tax purposes upon conversion of their shares of Novatel Wireless common stock into Newco common stock in the proposed Restructuring. Following the proposed Restructuring, the former shares of common stock of Novatel Wireless will continue to trade on the NASDAQ Stock Market as shares of common stock of Newco.

Houlihan Lokey Capital, Inc. served as financial advisor and Paul Hastings LLP served as outside legal counsel to Novatel Wireless for this transaction with TCL.

Conference Call Information

Novatel Wireless will host a conference call for analysts and investors today at 5:00 p.m. ET.

To access the conference call:

•	In the United States, call 1-844-881-0135

•	International parties can access the call at 1-412-317-6727

An audio replay of the conference call will also be available beginning one hour after the call, through October 6, 2016. To hear the replay, parties in the United States may call 1-877-344-7529 and enter access code 10093090. International parties may call 1-412-317-0088 and enter the same code.

About Novatel Wireless

Novatel Wireless, Inc. (Nasdaq:MIFI) is a leading global provider of software-as-a-service (SaaS) and solutions for the Internet of Things (IoT). Novatel Wireless sells its telematics solutions under the Ctrack brand, including its fleet management, asset tracking & monitoring, stolen vehicle recovery, and usage-based insurance platforms. The Company also sells business connectivity solutions and device management services through Feeney Wireless (“FW”). Novatel Wireless has over 30 years of experience providing customers with secure and insightful solutions and analytics, with approximately 557,000 global subscribers, including 172,000 fleet management subscribers. Novatel Wireless, Inc. is headquartered in San Diego, California. www.novatelwireless.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the timing and likelihood of Novatel Wireless’s planned sale of the mobile broadband business to TCL, the benefits and financial performance expected to be realized by the on-going business following the planned sale, certain terms and steps of the proposed Restructuring, conditions precedent to consummating the proposed sale of the mobile broadband business and the proposed Restructuring, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Novatel Wireless and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Novatel Wireless undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For example, the consummation of the proposed sale of the mobile broadband business to TCL is subject to a number of closing conditions and the failure to satisfy any one of these conditions could result in the transaction not closing, in which case none of the expected future benefits of the transaction would occur. Other risks and uncertainties that could affect the forward-looking statements set forth in this press release include: following the Restructuring, the failure of the stockholders of Newco to approve the proposed sale of the mobile broadband business; failure to obtain approval of the holders of Novatel Wireless’s convertible notes; failure to obtain required regulatory approvals, including clearance from the Committee on Foreign Investment in the United States (CFIUS); the challenges and costs of closing, integrating, restructuring, and achieving any anticipated synergies or benefits from the proposed sale of the mobile broadband business and the Restructuring, the distraction of management or other diversion of valuable resources within each company caused by the proposed transactions; the ability to retain key employees, customers, and suppliers during the pendency of the proposed transactions and afterwards; and factors generally affecting the business, operations, and financial condition of Novatel Wireless and its various subsidiaries. Certain of these and other risks and uncertainties are described more fully in Novatel Wireless’s most recently filed SEC documents, including Novatel Wireless’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, under the heading “Risk Factors.”

Additional Information and Where to Find It

Following the proposed Restructuring, the stockholders of Newco will be asked to approve the sale of the mobile broadband business to TCL. In order to solicit this approval, Newco will file documents with the SEC, including a definitive proxy statement relating to the proposed sale. The definitive proxy statement will also be mailed to Newco’s stockholders in connection with the proposed sale. Investors and security holders are urged to read these documents when they become available because they will contain important information about Newco, the mobile broadband business and the proposed sale. Investors and security holders may obtain free copies of these documents and other related documents when they are filed with the SEC at the SEC’s web site at http://www.sec.gov or by directing a request to Newco, c/o Novatel Wireless, 9645 Scranton Road, Suite 205, San Diego, California 92121, Attention: Stockholder Services.

Newco and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Newco in connection with the proposed sale. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement when it is filed with the SEC. Additional information regarding the directors and executive officers of Newco is also included in Novatel Wireless’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016 and the definitive proxy statement relating to Novatel Wireless’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Stockholder Services at Novatel Wireless, as described above.

Investor Relations Contact:	Editorial Contacts:

Michael Sklansky	Anette Gaven
(858) 431-0792	619.993.3058
msklansky@nvtl.com	agaven@nvtl.com